EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-48655, No. 33-69058 and No. 33-91090) pertaining to the Scholastic Corporation 401(k) Savings and Retirement Plan of our report dated June 23, 2004, with respect to the financial statements and schedules of the Scholastic Corporation 401(k) Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

New York, New York
June 23, 2004